EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2010 Second Quarter Financial Results

ELGIN, Ill., July 28, 2010 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the second fiscal quarter of 2010, which ended June 19, 2010.

Second quarter highlights include:

  Sales increased 13%, to $25.3 million, compared to $22.4 million in the second quarter of fiscal 2009. For the first half of fiscal 2010, sales increased 7%, to $49.3 million, compared to $46.2 million in the first half of fiscal 2009.

  Average sales per working day was approximately $430,000, compared to $380,000 in the second  quarter of fiscal 2009 and compared to $400,000 in the first quarter of fiscal 2010.

  Same-branch sales increased 11%, measured for the 58 branches that were in operation throughout both the second fiscal quarters of 2010 and 2009. For the first half of fiscal 2010, same-branch sales increased 5%, measured for the 58 branches that were in operation throughout both first halves of 2010 and 2009.

  EPS (diluted) increased to $0.08 compared to $0.06 in the second quarter of fiscal 2009.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc., commented, "We are very pleased to have posted a double-digit percentage sales increase compared to the year-ago quarter. We believe that the continuing improvement in our average sales per working day  — both on a sequential quarter and year over year basis — suggests that many of our customers are experiencing recoveries in their business and resuming demand for our services. We continue to make progress with our used oil re-refining project and recently secured the required permits and announced our selection of Indianapolis as the site."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "The second fiscal quarter of 2010 was a very positive quarter for us.  The financials reflect our strong sales, good cost control and leveraging of our cost structure.  During the quarter, we raised approximately $22.0 million in a public offering (with an additional $3.4 million resulting from our underwriters' exercise of their overallotment option just after the end of the quarter).  We intend to use this money to fund a portion of the construction costs for the used oil re-refinery.  Because the public offering occurred near the end of the second quarter, it had a very small impact on our weighted shares outstanding and EPS calculation for the quarter.  We believe that our balance sheet is very strong and we remain committed to our strategy to deliver growth."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the site selection of the used oil re-refinery; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 5, 2010. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 62 branches serving over 41,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on July 29, 2010 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 19, 2010	January 2, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$22,727	$1,090
Accounts receivable - net	13,539	11,941
Income tax receivables	30	380
Inventory - net	11,310	9,845
Deferred income taxes	649	639
Other current assets	2,268	1,970
Total Current Assets	50,523	25,865
Property, plant and equipment - net	27,403	25,101
Software and intangible assets - net	2,821	3,021
Total Assets	$80,747	$53,987

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable - net	$7,416	$4,740
Accrued salaries, wages, and benefits	2,216	1,922
Taxes payable	885	911
Other accrued expenses	1,458	1,474
Total Current Liabilities	11,975	9,047
Deferred income taxes	914	1,015
Total Liabilities	12,889	10,062

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 18,000,000 shares authorized at $0.01 par value, 13,756,694 and 10,708,471 shares issued and outstanding at June 19, 2010 and January 2, 2010, respectively	137	107
Additional paid-in capital	65,529	43,219
Retained earnings	2,192	599
Total Stockholders' Equity	67,858	43,925
Total Liabilities and Stockholders' Equity	$80,747	$53,987
Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 19, 2010	June 20, 2009	June 19, 2010	June 20, 2009

Sales	$25,338	$22,401	$49,343	$46,157
Cost of sales	6,408	5,239	12,414	12,736
Gross profit	18,930	17,162	36,929	33,421
Operating costs	12,820	12,094	25,315	24,333
Selling, general, and administrative expenses	4,435	3,979	8,799	7,831
Operating income	1,675	1,089	2,815	1,257
Interest expense – net	—	—	—	—
Loss on disposal of fixed assets – net	39	59	39	59
Income before income taxes	1,636	1,030	2,776	1,198
Provision for income taxes	705	428	1,183	496
Net income available to common stockholders	$931	$602	$1,593	$702

Net income per share available to common stockholders: basic	$0.09	$0.06	$0.15	$0.07
Net income per share available to common stockholders: diluted	$0.08	$0.06	$0.15	$0.07

Number of weighted average common shares outstanding: basic	10,909	10,695	10,811	10,692
Number of weighted average common shares outstanding: diluted	10,973	10,772	10,871	10,769
Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Second Quarter Ended, (Dollars in thousands)		First Half Ended, (Dollars in thousands)
	June 19, 2010	June 20, 2009	June 19, 2010	June 20, 2009

Net income	$931	$602	$1,593	$702

Interest expense - net	—	—	—	—

Provision for income taxes	705	428	1,183	496

Depreciation and amortization	1,055	929	2,084	1,806

EBITDA(a)	$2,691	$1,959	$4,860	$3,004

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

• EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

• We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT:  Heritage-Crystal Clean, Inc.
          Greg Ray, Chief Financial Officer
           and VP Business Management
          (847) 836-5670